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                                                                     EXHIBIT 4.1

                                 LOAN AGREEMENT

         This Loan Agreement made and entered into this 30/th/ day of September 2002, by RETRACTABLE TECHNOLOGIES, INC., a Texas corporation with an office at 511 Lobo Lane, Little Elm, Texas 75068-0009, hereinafter referred to as "Borrower," THOMAS J. SHAW, an individual whose mailing address is 1510 Hillcrest Drive, Little Elm, Texas 75068, hereinafter referred to as "Guarantor," and KATIE PETROLEUM, INC., a Texas corporation with an office at 10325 Gaywood, Dallas, Texas 75229, hereinafter referred to as "Lender;"

                                    RECITALS

         1. Borrower is in the business of manufacturing retractable syringes, used in the medical field, at a plant owned by it and located at 511 Lobo Lane, Little Elm, Texas.

         2. Borrower has agreed to borrow from Lender and Lender has agreed to loan to Borrower the sum of Three Million and NO/100 Dollars ($3,000,000.00), said loan to be evidenced by a Promissory Note from Borrower, as Maker, to Lender, as Payee, a copy of which is attached hereto as Exhibit "A" and made a part hereof.

         For a valuable consideration received by each of the undersigned parties to this Loan Agreement, it is hereby agreed as follows:

         1. Lender agrees upon the closing of this Loan Agreement to loan to Borrower the sum of Three Million and NO/100 Dollars ($3,000,000.00) and Borrower shall execute a Promissory Note to evidence such loan in the form attached hereto as Exhibit "A", hereinafter referred to as the "Promissory Note."

         2. While the Promissory Note is outstanding and unpaid, Lender shall have the continuing right and option, upon written notice to Borrower, to exchange all or any part of such indebtedness into the authorized common capital stock of Borrower. The exchange ratio of debt to stock shall be one share of Borrower's capital stock for each $4.00 of indebtedness exchanged by Lender for such stock. The exchange ratio shall be adjusted up or down in the event of a split or reverse split of Borrower's capital stock while Lender's right and option to exchange debt for stock is in effect. Borrower agrees to have available authorized but unissued shares of its capital stock while the Promissory Note is outstanding and unpaid sufficient to enable Lender to issue it capital stock to Lender upon the exercise of Lender's right and option to convert debt into shares of Borrower's capital stock. The issuance of stock by Borrower to Lender pursuant hereto shall be in compliance with applicable federal and state securities laws.

         3. Borrower shall have the right and option to prepay without penalty all or any part of the indebtedness represented by the Promissory Note upon giving thirty (30) days written notice of intention to prepay all or part of such indebtedness; provided, however, that Lender shall have during the thirty
(30) day notice period the right and option to convert all or any part of the indebtedness into Borrower's capital stock at the exchange ratio stated in Paragraph 2 next above.

         4. The officer of Borrower executing this Loan Agreement and the Promissory Note has been duly authorized under the Bylaws of Borrower or by appropriate corporate resolutions to execute on behalf of Borrower this Loan Agreement and the Promissory Note.

         5. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

         6. THIS LOAN AGREEMENT SHALL BE SUBJECT TO AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES. IT IS LENDER'S INTENTION TO COMPLY FULLY WITH TEXAS LAW, AND FEDERAL LAW AS APPLICABLE, REGULATING CREDIT TERMS, INTEREST, FEES, CHARGES, EXPENSES, AND OTHER AMOUNTS.

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         7. The performance by Borrower of all of the obligations of Borrower contained in this Loan Agreement is personally guaranteed by the Guarantor.

         8. This Loan Agreement shall be effective on September 30, 2002, and closed on such date at a location mutually agreeable to the parties hereto. The representations and warranties by Borrower and Guarantor contained in this Loan Agreement shall survive the closing hereof.

         9. At the closing is this Loan Agreement, Borrower agrees to pay to Lender an origination fee equal to one percent (1%) of the principal balance of the Promissory Note and Borrower shall pay the legal fees incurred in connection with the preparation of the loan documents

         EXECUTED in multiple original counterparts on the day and year first above written.

LENDER:                                     BORROWER:

KATIE PETROLEUM, INC.                       RETRACTABLE TECHNOLOGIES, INC.


By:        /s/ John A. Jackson         By:          /s/ Thomas J. Shaw
   --------------------------------         -----------------------------------
               President                                  President

                                            GUARANTOR:


                                                        /s/ Thomas J. Shaw
                                                --------------------------------
                                                            Thomas J. Shaw